STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (the “Agreement”) is made as of March 28, 2011, by and among ATHELOS CORPORATION, a Delaware corporation (the “Company”) PROGENITOR CELL THERAPY, LLC, a Delaware limited liability company (“PCT”), and BECTON, DICKINSON AND COMPANY, a New Jersey corporation (“BD”) (PCT and BD are referred to together as the “Stockholders,” and each as a “Stockholder”).

1.           Stockholders.  Each Stockholder holds shares of Common Stock of the Company (the “Shares”) in the amounts set forth on Exhibit A hereto, as may be updated from time to time by the Company to include any additional Shares issued or transferred to either or both Stockholders.

2.           Transfers.  Until such time as the Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or as expressly provided in this Agreement, neither Stockholder shall sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber, in any way or manner whatsoever, whether voluntary or involuntary any legal or beneficial interest in any of the Shares now or hereafter owned (of record or beneficially) by such Stockholder except with the prior written consent of the Company and following the Company’s receipt of a written opinion of counsel reasonably satisfactory to the Company that an exemption from such registration is available.

3.           Anti-Dilution Rights.

(a)           With respect to the first Five Million Dollars ($5,000,000) of investment in the Company following the date hereof, BD shall have certain anti-dilution rights as follows:

(i)           If the investment is by PCT, then, with respect to amounts up to and including the first Three Million Dollars ($3,000,000) of investment from PCT, the Shares owned by PCT (and BD) shall remain as set forth on Exhibit A as of the date first set forth above and neither PCT nor BD shall receive additional Shares or other equity nor have its respective percentage ownership of the Company increase or decrease.  Instead, PCT shall have additional basis in its Shares as of the date hereof in the amount of such additional capital.  With respect to amounts invested by PCT up to and including the next Two Million Dollars ($2,000,000), to the extent that the total investment by PCT following the date of this Agreement has not exceeded Five Million Dollars ($5,000,000), BD shall be diluted proportionately, provided, however, that the ownership of BD shall not be reduced to less than ten percent (10%) of the total Shares outstanding based on the additional investment.

(ii)           If the investment is by any third party other than PCT, then, with respect to amounts up to and including the first Five Million Dollars ($5,000,000) of such investment, the Stockholders shall be diluted proportionately, provided, however, that the ownership of BD shall not be reduced to less than ten percent (10%) of the total Shares outstanding based on such third party investment.  If, based on the valuation used in such investment, such investment would otherwise dilute the ownership of BD below such threshold, PCT shall transfer such number of its Shares to BD as necessary to maintain the ownership of BD at ten percent (10%) of the issued and outstanding shares of Common Stock following the closing of such investment.

(b)           Once the Company has received a total of Five Million Dollars ($5,000,000) of investment following the date of this Agreement, whether from PCT or any third parties, or a combination thereof, BD shall not have any special anti-dilution rights and all the Stockholders shall be diluted proportionately based on any investment thereafter, except to the extent that the Stockholder(s) are participating in the investment.

4.           Board of Directors.

(a)           The number of the directors appointed to the Board shall be in accordance with the Bylaws of the Company, as may be amended from time to time.  In any election of directors of the Company, the Stockholders shall vote such number of Shares then owned by them (or as to which they then have voting power) as may be necessary to elect the individuals nominated by PCT to the Board.

(b)           BD shall have the right to appoint one non-voting observer (the “Observer”) who is entitled to observe the Board, and who shall receive notice of all board meetings and copies of any materials as and when provided to the Board; provided, however, that the Company reserves the right to withhold any information or to exclude the Observer from any meeting or portion thereof if the Company reasonably believes that withholding such information or excluding such representative is necessary to preserve the attorney-client privilege between the Company and its counsel, to protect confidential or proprietary information or for other similar reasons, or if BD or the Observer is a competitor of the Company, as determined by the Company in its reasonable discretion.  BD may, at anytime, and from time to time, remove and replace the Observer by providing prior written notice to the Company.

5.           General.

(a)           Further Assurances.  The Company and the Stockholders each agree to execute any and all such other and further instruments and documents, and to take any and all such further actions, reasonably required to effectuate this Agreement and the intent and purposes hereof.

           (b)           Governing Law; Venue.  The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and the Stockholders.  All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement hereto shall be governed by, and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflicts of laws, and shall be binding upon the Company, the Stockholders and their legal representatives and permitted successors and assigns.  The Company and each Stockholder shall be entitled to bring an action to enforce any provision of, or based on any right arising out of, relating to or in connection with this Agreement, in any court having competent jurisdiction in the State of New Jersey.  The Company and each Stockholder expressly agrees to waive any challenge to either jurisdiction or venue in any of the aforementioned courts.

(c)           No Assignment.  This Agreement shall bind and inure to the benefit of the Parties and their respective permitted successors and assignees.  Neither Party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other Party.  No third party shall be entitled to enforce any provision hereof and no third party is intended to benefit from this Agreement.

(d)           Amendments and Waivers.  This Agreement may not be amended, modified or supplemented except by a written instrument executed by the Company and each of the Stockholders.  No provision of this Agreement may be waived except by an instrument in writing executed by the party authorized to grant the waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach of the same or another provision.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(e)           Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be mailed via certified mail, return receipt requested, sent via a nationally-recognized overnight courier service or faxed.  All such notices shall be deemed to have been duly given or made on the day of delivery (with delivery confirmed by such return receipt, courier service or fax transmission report).  All notices, requests and demands are to be given or made to the parties at the addresses set forth herein or such other address specified in a notice given pursuant hereto, with copies to the attorneys for the respective parties, as follows:

If to the Company:	Athelos Corporation c/o Progenitor Cell Therapy, LLC 4 Pearl Court, Suite C Allendale, NJ 07401 Attention: Robert A. Preti, Ph.D. Facsimile: (201) 996-9246

If to PCT:	Progenitor Cell Therapy, LLC 4 Pearl Court, Suite C Allendale, NJ 07401 Attention: Andrew Pecora, M.D. Facsimile: (201) 996-9246

If to BD:	Becton Dickinson and Company 1 Becton Drive Franklin Lakes, NJ 07410 Attention: General Counsel Facsimile: 201-848-9228

Any party may change its address by notice given pursuant to this Section 5(e).

(f)           Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings between the parties on the subject matter hereof.

(g)           Facsimile; Counterparts.  This Agreement may be executed by one or more of the parties via facsimile.  Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first above written.

ATHELOS CORPORATION By /s/ Robert A. Preti Name: Robert A. Preti Title: President

STOCKHOLDERS’ AGREEMENT SIGNATURE PAGE

STOCKHOLDER: PROGENITOR CELL THERAPY LLC By /s/ Andrew Pecora, M.D Andrew Pecora, M.D. Title: Chief Medical Officer

STOCKHOLDER: BECTON, DICKINSON AND COMPANY By /s/ Robert M. Hallenbeck Robert M. Hallenbeck Title: Vice President, Advanced Bioprocessing

EXHIBIT A

STOCKHOLDERS OF ATHELOS CORPORATION

Common Stock

STOCKHOLDER	No. Shares of Common Stock	Percentage Held
Progenitor Cell Therapy LLC	801	80.1%
Becton Dickinson & Company	199	19.9%